Exhibit 10.34

SYMANTEC CORPORATION

EXECUTIVE SEVERANCE PLAN

This Executive Severance Plan (the “Plan”) applies to all employees of Symantec Corporation (the “Company”) who are executive officers of the Company who are designated as Section 16(b) officers or are at the Executive Vice President or Senior Vice President or Group President level (collectively defined as the “Executives”) and who meet the eligibility requirements set forth below.

Eligibility.

This Plan makes severance pay available only to Eligible Executives who are determined by Symantec, in its sole and absolute discretion, to be eligible for such benefits. “Eligible Executives” are defined under this Plan as individuals who meet the following criteria:

•	Those who have been continuously employed by Symantec; and

•	are involuntarily terminated from active employment other than for Cause as defined below; and

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have not been terminated due to the sale of a business, a part of a business, divestiture or spin-off, and offered employment in connection therewith upon terms and conditions substantially identical to those in effect immediately prior to such sale, divestiture or spin-off ; and

•	did not terminate employment because of death, disability or retirement; and

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are not entitled to severance or similar benefits under any other plan, fund, program, policy, arrangement or individualized written agreement providing for severance benefits that is sponsored or funded by Symantec; and

•	have signed, submitted and not revoked a Release of Claims within the period of time designated by Symantec.

“Cause” means (i) gross negligence or willful misconduct in the performance of duties to the Company (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to the Company, after a demand for substantial performance is delivered by the Company which specifically identifies the manner in which it believes the Executive has not substantially performed his/her duties and provides the Executive with a reasonable opportunity to cure any alleged gross negligence or willful misconduct; (ii) commission of any act of fraud with respect to the Company or its affiliates; or (iii) conviction of a felony or a crime involving moral turpitude causing material harm to the business and affairs of the Company. No act or failure to act by the Executive shall be considered “willful” if done or omitted by the Executive in good faith with reasonable belief that such action or omission was in the best interest of the Company.

Severance Pay.

Severance pay under this Plan is equal to one (1) times the sum of such Executive’s base salary in effect at the time of his or her involuntary termination. Severance pay will be paid in a single, lump-sum payment minus taxes, any amounts owed to Symantec, and any legally required deductions. Severance will be paid ONLY if the Executive signs, submits and does not revoke a Release of Claims. Release of Claims will be provided no later than termination of employment and must be signed and returned within 45 days. Severance will be paid as soon as administratively feasible after the applicable revocation period (if any) has passed and no later than 2.5 months from the employment termination date.

Outplacement Benefits.

Symantec will provide Eligible Executives with six months of outplacement services, including counseling and guidance, to assist in securing subsequent employment.

Bonus Payment.

Symantec will pay Eligible Executives a one-time bonus payment of $15,000 to be paid in a single, lump-sum payment minus taxes, any amounts owed to Symantec, and any legally required deductions. This bonus will be paid as long as the Executive signs, submits and does not revoke a Release of Claims. Release of Claims will be provided no later than termination of employment and must be signed and returned within 45 days. The one-time bonus payment will be paid as soon as administratively feasible after the applicable revocation period (if any) has passed and no later than 2.5 months from the employment termination date.

Insurance Benefits.

Upon termination of employment, Executives must make a “COBRA” election in order to continue their coverage under Symantec’s group health plans, at the same level of coverage that they were receiving as an active employee immediately before their termination of employment. COBRA continuation coverage is available for Symantec’s group health plans that provide medical, prescription, dental, vision, mental health/substance abuse and employee assistance program benefits, as well as for the Health Care Flexible Spending Account under Symantec’s Flexible Benefits Plan. Executives will be solely responsible for paying the entire amount of all COBRA premiums for their continuation coverage.

No Employment Agreement.

Nothing contained in this Plan shall be construed as a contract of employment between Symantec and any executive, as a right of any employee to be continued in the employment of Symantec, or as a limitation on the right of Symantec to discharge any of its executives with or without cause. Furthermore, nothing contained in this Plan shall be construed as entitling any terminated executive to severance pay or other benefits unless that executive is eligible for, and meets all requirements for, specific severance benefits described in accordance with the terms of this Plan.

Governing Law.

This Plan shall be subject to, and governed by, the laws of the State of California applicable to agreements made and to be performed entirely therein.

Interpretation and Construction.

The provisions of this Plan are intended to comply with the provisions of Code Section 409A. If any provision of this Plan is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with such provisions not being subject to the provisions of Section 409A.

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